                                                                    EXHIBIT 4.20


                            SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT, dated as of April 12, 2001 by and among CLEAN HARBORS, INC., a Massachusetts corporation ("Clean Harbors"), THE SUBSIDIARIES
                                             -------------
OF CLEAN HARBORS LISTED ON THE SIGNATURE PAGES HERETO (collectively with Clean Harbors, the "Credit Parties"), CONGRESS FINANCIAL CORPORATION (NEW ENGLAND), a
              --------------
Massachusetts corporation, as the Senior Creditor under the Credit Agreement described below (together with the equivalent party with respect to any Refinanced Senior Indebtedness (as defined below), herein called the "Senior
                                                                      ------
Creditor"), and JOHN HANCOCK LIFE INSURANCE COMPANY, JOHN HANCOCK VARIABLE LIFE
--------
INSURANCE COMPANY, SIGNATURE 4 LIMITED, SIGNATURE 5 L.P., SPECIAL VALUE BOND FUND, LLC, ARROW INVESTMENT PARTNERS and BILL AND MELINDA GATES FOUNDATION (collectively the "Subordinated Creditors" and each a "Subordinated Creditor").
                   ----------------------              ---------------------

                             W I T N E S S E T H:

In order to induce the Senior Creditor to enter into such Existing Credit Agreement and to make the Revolving Credit Loans and Term Loans contemplated thereby, the Credit Parties and the Subordinated Creditors hereby agree with the Senior Creditor that so long as any part of the Senior Indebtedness as described in Section 1.2 below is outstanding and so long as any Lender shall have any obligation to make any loan, advance any credit, issue or honor any of Letter Credit issued under the Credit Agreement, each of the Subordinated Creditors and the Credit Parties will comply with such of the following provisions as are applicable to it:

1.  Certain Definitions.
    -------------------

    1.1  Reference to Credit Agreement.  Reference is hereby made to the Amended
         -----------------------------
and Restated Loan and Security Agreement dated as of April 12, 2001 by and among the Credit Parties, as borrowers and guarantors, and the Senior Creditor, as the Lender, as amended, modified, restated or supplemented from time to time without violation of Section 8 hereof (the "Existing Credit Agreement" and together with
                                    -------------------------
any Refinanced Credit Agreement (as defined below), the "Credit Agreement"). Capitalized terms defined in the Existing Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

    1.2  Senior Indebtedness.  The term "Senior Indebtedness" shall mean all
         -------------------             -------------------
"Existing Senior Indebtedness" and all "Refinanced Senior Indebtedness". The term "Existing Senior Indebtedness" shall mean indebtedness, obligations and
      ----------------------------
liabilities of the Credit Parties to the Senior Creditor its successors and assigns, now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, arising out of or in connection with any of the Financing Agreements, any and all interest payable pursuant to the Existing Credit Agreement and/or under any promissory notes which may be issued by any Credit Party to any Lender pursuant to the Existing Credit Agreement at the interest rates provided therein (including interest which accrues after the commencement of any proceeding in respect of any Reorganization (as hereinafter defined)), all premium and termination fees if any payable in accordance with the terms of the Financing Agreements and all other fees and expenses and other amounts due from time to time under the Financing Agreements. The term "Refinanced Senior Indebtedness" shall mean indebtedness, obligations and
-------------------------------
liabilities of the Credit Parties to any lender or lenders, their successors and assigns, hereafter incurred to refinance the Existing Senior Indebtedness in an original principal amount not to exceed the then outstanding principal amount, together with accrued interest and all other amounts then due and owing under the Existing Senior Indebtedness, direct or indirect, absolute or contingent, secured or unsecured, arising out of or in connection with any of the Financing Agreements relating to such refinancing, provided the terms of the Refinanced Senior Indebtedness and the Financing Agreements related thereto do not, violate
Section 8 hereof (the "Refinanced Financing Agreements", with the agreement
                       -------------------------------
equivalent to the Existing Credit Agreement herein called, the "Refinanced
                                                                ----------
Credit Agreement"), any and all interest payable pursuant to the Refinanced
----------------
Financing Agreements and/or under any promissory notes which may be issued by any Credit Party to any lender pursuant to the Refinanced Financing Agreements at the interest rates provided therein (including interest which accrues after the commencement of any proceeding in respect of any Reorganization (hereafter defined)), all premium and termination fees if any payable in accordance with the terms of the Refinanced Financing Agreements and all other fees and expenses and other amounts due from time to time under the Refinanced Financing Agreements. The term "Senior Indebtedness" shall include all amounts payable under the Financing Agreements or any Refinanced Financing Agreements in accordance with their terms, irrespective of whether any Credit Party may be excused from payment of any interest, fees or other amounts payable thereunder as a result of any Reorganization. All Senior Indebtedness shall be entitled to the benefit of this Agreement without notice thereof being given to any Subordinated Creditor.

  1.3  Subordinated Indebtedness.  The term "Subordinated Indebtedness" shall
       -------------------------             -------------------------
mean:

      (a) All indebtedness, liabilities and obligations of the Credit Parties to the Subordinated Creditors, now existing or hereafter incurred, however made or incurred, direct or indirect, absolute or contingent, secured or unsecured and however evidenced, under the Securities Purchase Agreement, dated as of April 12, 2001, among Clean Harbors and the Subordinated Creditors (as amended from time to time, the "Securities Purchase Agreement"), the 16% Senior
                        -----------------------------
Subordinated Notes due 2008 issued by Clean Harbors and the Subsidiary Guaranties in favor of the Subordinated Creditors executed by certain subsidiaries of Clean Harbors (collectively, the "Subordinated Debt Documents").
                                                  ---------------------------

      (b) All obligations (contingent or otherwise) under all agreements and instruments heretofore or hereafter securing the obligations of the Credit Parties in respect of the Subordinated Debt Documents, including any guaranty thereof by any Affiliate of any Credit Party.

  2.  Terms of Subordination.
      ----------------------

  2.1 Transfer.  Any Person to which any of the Subordinated Indebtedness is
      --------
transferred, sold or who otherwise acquires an interest therein shall become a party hereto, shall be deemed a "Subordinated Creditor" for all purposes hereof and shall be bound by all of the terms hereof automatically upon acceptance of such Subordinated Indebtedness or interest therein without further action on the part of such Person, the Subordinated Creditors, the Credit Parties or the Senior Creditor.

     2.2  Payment Subordinated.  Anything in the Subordinated Debt Documents
          --------------------
notwithstanding, the payment of the Subordinated Indebtedness is and shall be expressly subordinate and junior in right of payment and, as provided in Section 6 hereof, exercise of remedies, to the prior payment in full of the Senior Indebtedness to the extent and in the manner provided herein, and the Subordinated Indebtedness is hereby subordinated as a claim against the Credit Parties or any of the assets of the Credit Parties to the prior payment in full of the Senior Indebtedness, whether such claim be (i) in the event of any distribution of the assets of the Credit Parties upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Credit Parties or the readjustment of their liabilities or any assignment for the benefit of creditors or any marshalling of their assets or liabilities (collectively called a

"Reorganization"), or (ii) other than in connection with a Reorganization,
---------------
except to the extent such payment is permitted by Section 2.6 hereof. In furtherance of the foregoing, the Credit Parties agree that they will not make, and each of the Subordinated Creditors and each other holder of all or any portion of the Subordinated Indebtedness agrees that it will not accept or receive, any payment of Subordinated Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or crossclaim, until all of the Senior Indebtedness has been paid in full or provision made for the full payment thereof in cash, except to the extent such payment is permitted by Section 2.6 hereof.

     2.3  Distributions in Reorganization.
          -------------------------------

          (a) In the event of any Reorganization relative to the Credit Parties or their properties, then all of the Senior Indebtedness shall first be paid in full in cash before any payment is made in respect of the Subordinated Indebtedness, and in any such proceedings any payment or distribution of any kind or character, whether in cash, property or securities (other than Junior Securities, hereafter defined), which may be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the Senior Creditor for application in payment of the Senior Indebtedness, unless and until all such Senior Indebtedness shall have been paid or satisfied in full in cash, and each holder of Subordinated Indebtedness does hereby authorize the Senior Creditor to accept and receipt for any payment or distribution and to apply such payment or distribution to the payment of the then unpaid Senior Indebtedness, and to do any and all things and to execute all instruments necessary to effectuate the foregoing. In the event that, upon any such Reorganization, any payment or distribution of assets of the Credit Parties of any kind or character, whether in cash, property or securities (other than Junior Securities), shall be received by any holder of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be immediately paid over to the Senior Creditor for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Notwithstanding any provisions of this Section 2.3, in the event that a plan is proposed in the course of a Reorganization (a "Bankruptcy Plan")
(x) if the Senior Creditor consents thereto in writing, each holder of Subordinated Indebtedness shall be entitled to retain any cash, securities or other property payable to it in accordance with the terms of such Bankruptcy Plan and
(y) in any event, each holder of Subordinated Indebtedness shall be entitled to receive and retain any Junior Securities distributed to it in accordance with the terms of such Bankruptcy Plan. "Junior Securities" means any payment or distribution of capital stock or other securities of any Credit Party or other Person provided for by a Bankruptcy Plan, which stock or securities are subordinated in right of payment to all then outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Subordinated Indebtedness is subordinated to Senior Indebtedness as provided in this Agreement.

        (b) Each Subordinated Creditor hereby appoints, which appointment is irrevocable and coupled with an interest, the Senior Creditor as such Subordinated Creditor's true and lawful attorney, with full power of substitution, in the name of such Subordinated Creditor, the Senior Creditor, or otherwise, for the sole use and benefit of the Senior Creditor, to the extent permitted by law, to prove and vote all claims relating to the Subordinated Indebtedness if such Subordinated Creditor fails to file a proof of claim or vote its claim within 20 days following written demand therefor by the Senior Creditor.

        (c) At any meeting of creditors of the Credit Parties or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Credit Parties or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Credit Parties or their business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Credit Parties for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, Reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the Senior Creditor is hereby irrevocably authorized to receive or collect any cash or other assets of the Credit Parties distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Indebtedness, and apply such cash to or to hold such other assets or securities as collateral for the Senior Indebtedness, and to apply to the Senior Indebtedness any cash proceeds of any realization upon such other assets or securities that the Senior Creditor, in its discretion, elects to effect, until all of the Senior Indebtedness shall have been paid in full in cash, rendering to the Subordinated Creditors any surplus to which the Subordinated Creditors are then entitled.

    2.4  Effect of Provisions.  The provisions hereof are solely for the purpose
         --------------------
of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holders of Subordinated Indebtedness on the other hand, and none of such provisions shall impair, as between the Credit Parties and any holder of the Subordinated Indebtedness, the obligations of the Credit Parties, which are unconditional and absolute, to pay to such holder all Subordinated Indebtedness in accordance with the terms thereof nor, except as provided in Section 6 below, shall any such provisions prevent any holder of Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law or under the terms of such Subordinated Indebtedness upon a default thereunder, subject to the rights, if any, of holders of Senior Indebtedness under the provisions of this Agreement.

    2.5  Subrogation, etc.  Subject to the payment in full of all Senior
         ----------------
Indebtedness, the holders of the Subordinated Indebtedness shall be subrogated to the rights of the holders of

Senior Indebtedness to receive payments or distributions of assets of the Credit Parties made on the Senior Indebtedness until the Subordinated Indebtedness shall be paid in full in cash and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of the Subordinated Indebtedness would be entitled except for the provisions of this Agreement, and no payment over pursuant to the provisions of this Agreement to the holders of Senior Indebtedness, by the holders of the Subordinated Indebtedness, shall, as between the Credit Parties, the creditors of the Credit Parties (other than the holders of Senior Indebtedness) and the holders of the Subordinated Indebtedness, be deemed to be a payment by the Credit Parties to or on account of Senior Indebtedness; it being understood that the provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Indebtedness on the one hand, and the holders of Senior Indebtedness on the other hand.

        2.6  Permitted Payments.
             ------------------

            (a) Notwithstanding anything to the contrary set forth herein, (i) so long as (x) no Payment Default exists, and so long as (y) the Subordinated Creditors have not received a Blockage Notice with respect to any other Event of Default, the Credit Parties may, from time to time, pay or cause to be paid to the Subordinated Creditors and the Subordinated Creditors may accept and retain scheduled payments of principal and of interest on the Subordinated Indebtedness in the amounts and on the dates required to be paid by the Credit Parties under the Subordinated Debt Documents, as originally executed and delivered or as amended from time to time without violation of Section 6, and (ii) so long as
(x) no Payment Default exists, (y) the Subordinated Creditors have not received a Blockage Notice with respect to any other Event of Default and (z) no Default or Event of Default shall result from the making of any such payment and such payment is made to the extent and only to the extent permitted under Schedule A to this Agreement, the Credit Parties may make prepayments of principal and interest in respect of the Subordinated Indebtedness. In addition to payments permitted under the first sentence of this Section 2.6(a), if the then holders of the Senior Indebtedness shall not have accelerated the payment of the Senior Indebtedness within 180 days after receipt by the Subordinated Creditors of a Blockage Notice, then after the expiration of such 180-day period (or if during said 180-day period such Event of Default is cured by the Credit Parties or is waived by the then holders of the Senior Indebtedness, then after the time of such cure or waiver), and if no Payment Default exists, the Credit Parties may from time to time pay or cause to be paid to the Subordinated Creditors and the Subordinated Creditors may accept and retain payments of interest on the Subordinated Indebtedness (not in excess of the scheduled payments of interest required to be made by the Credit Parties under the Subordinated Debt Documents, as originally executed and delivered or as amended from time to time without violation of Section 6 hereof, including any interest payments which were not paid as a result of such Blockage Notice or the prior existence of a Payment Default), provided, that if thereafter any Payment Default occurs or any other
          --------
Blockage Notice is sent, then the first sentence of this Section 2.6(a) shall again apply. If the Subordinated Creditors or any other holder of the Subordinated Indebtedness receives payment from the Credit Parties pursuant to the first sentence of this Section 2.6(a), such payment shall be deemed to constitute a representation of the Credit Parties to the Senior Creditor and to the Subordinated Creditors that no Event of Default exists, that such payment is permitted to be paid by the Credit Parties under this Agreement, and the Subordinated Creditors shall be entitled to keep and retain such payment. Notwithstanding anything which may be to the contrary herein, the Senior Creditor shall not be entitled to block payments pursuant to a Blockage Notice delivered hereunder for more than 180 days during any 360 day period or send more than three (3) Blockage Notices during the term of this Agreement.

          (b)  For purposes hereof, the terms:

          (i)  "Payment Default" shall mean any failure by the Credit Parties to
                ---------------
pay any principal of or premium, if any, or interest on any Senior Indebtedness or any fee owing to the Senior Creditor or any Lender under the Credit Agreement when the same becomes due and payable, whether at maturity or at date fixed for the payment of any installment or prepayment thereof or by declaration or acceleration or otherwise (but after giving effect to the period of grace, if any, applicable thereto). No Payment Default shall be deemed to have been cured unless the full amount of the overdue payment to which such Payment Default relates shall have been paid in full prior to any acceleration of the Senior Indebtedness or unless waived by the then holders of the Senior Indebtedness.

          (ii) "Blockage Notice" shall mean a written notice from the Senior
                ---------------
Creditor to the Subordinated Creditors of the existence of an Event of Default.

      3.  Agreement to Hold In Trust.  If the Subordinated Creditors or any
          --------------------------
other holders of Subordinated Indebtedness shall receive any payments on account of the Subordinated Indebtedness in violation of this Agreement, they shall hold such payments in trust for the benefit of the holder or holders of the Senior Indebtedness and pay them over to the Senior Creditor for application in payment of the Senior Indebtedness.

      4.  Requirement of Notices.
          ----------------------

      4.1 By the Senior Creditor.  The Senior Creditor agrees to notify the
          ----------------------
Subordinated Creditors of any Payment Default, of any acceleration of the Senior Indebtedness or of any change in the Senior Creditor.

      4.2 By the Subordinated Creditors.  The Subordinated Creditors agree to
          -----------------------------
notify the Senior Creditor prior to any acceleration of the Subordinated Indebtedness or upon the happening of any of the following:

          (a) The failure of the Credit Parties to make any payment on the Subordinated Indebtedness as and when due; or

          (b) The transfer of any Subordinated Indebtedness, specifying the name and address of the transferee.

      4.3 Effect of Failure to Give Notice.  Notwithstanding the foregoing, the
          --------------------------------
failure of any party to give any notice required under this Section 4 shall not affect the subordination of the Subordinated Indebtedness.

      5.  Legend.  The Credit Parties and the Subordinated Creditors, for
          ------
themselves and their successors and assigns, covenant to cause each instrument representing or evidencing any of the Subordinated Indebtedness to have affixed upon it a legend which reads substantially as follows:

     "This instrument is subject to a Subordination Agreement dated as of April 12, 2001 among the payee hereof, the maker hereof, and Congress Financial Corporation (New England), which, among other things, subordinates the makers' obligations to the payee to the makers' obligations to the holders of Senior Indebtedness as defined in said Agreement."

     6. Limit on Right of Action, No Amendments. The Subordinated Creditors, for themselves and their successors and assigns, agree for the benefit of the holders of the Senior Indebtedness that so long as any part of the Senior Indebtedness remains outstanding or any holder of the Senior Indebtedness shall have any obligation to make any loans, extend any credit, or issue or honor any Letter of Credit Accommodation issued under the Credit Agreement, the Subordinated Creditors will not take any action to accelerate or demand the payment of the Subordinated Indebtedness or to foreclose or otherwise realize on any security or guaranty given by the Credit Parties or any of their Affiliates to secure or guarantee the Subordinated Indebtedness (except and only to the extent required to toll the running of any applicable statute of limitations) prior to the earliest of (i) a Reorganization or (ii) the acceleration of the Senior Indebtedness by the holders thereof; provided that notwithstanding the
                                            --------
foregoing, the Subordinated Creditors shall be entitled to accelerate the Subordinated Indebtedness as a result of any default by the Credit Parties in their obligations under the Subordinated Debt Documents one hundred eighty (180) days after the Subordinated Creditors give the Senior Creditor written notice of their intent to accelerate (the "Standstill Period") and may thereafter take action to collect or enforce the Subordinated Indebtedness, provided any proceeds received or recoverable by the Subordinated Creditors in connection therewith shall be held in trust as provided in Section 3 of this Agreement and paid over to Senior Creditor as provided under the other provisions of this Agreement; provided, however, that the Subordinated Creditors shall not take and shall suspend any action taken to collect and enforce the Subordinated Indebtedness (but may continue the acceleration thereof) effective upon receipt of notice from the Senior Creditor of the acceleration of the Senior Indebtedness and for so long as the Senior Creditor is actively taking actions to collect and enforce the Senior Indebtedness in such manner as the Senior Creditor shall determine, in its discretion, except that Subordinated Creditors may bring suit and obtain judgments and judgment liens with respect to the Subordinated Indebtedness but not take any action to execute on any such liens unless required to protect such judgment lien's priority as against other judgment creditors (other than with respect to the security interests and liens of the Senior Creditor). The foregoing provisions of this Section 6 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holders of the Subordinated Indebtedness on the other hand and shall not limit or otherwise affect any rights which the holders of the Subordinated Indebtedness may have against the Credit Parties under the terms of the Subordinated Debt Documents.

     The Subordinated Creditors shall not amend or permit amendment of the terms of any instrument or agreement evidencing any Subordinated Indebtedness in any manner that would amend the payment terms of the Subordinated Debt Documents (other than extensions or deferrals of scheduled dates of payment or waivers of defaults), any financial covenant or other negative covenant set forth in the Securities Purchase Agreement or the rate and manner of payment of interest, premiums or fees due under the Subordinated Debt Documents, except to the extent such amendment is no more onerous to the Credit Parties (provided, the Subordinated Creditors and the Credit Parties may amend the terms of any financial covenant in the Subordinated Debt Documents or any defined term used therein or to provide for new financial covenants if the same conform to any such term or covenants in any Credit Agreement or in any Refinance Credit Agreement regardless of whether or not more onerous) or except as otherwise permitted under the Credit Agreement.

  7.  No Security to the Subordinated Creditors.  The Credit Parties shall not
      -----------------------------------------
grant and the Subordinated Creditors shall not accept any security of any nature in property real or personal of the Credit Parties to secure the Subordinated Indebtedness. Any security interest granted in violation of the terms of this Agreement shall be null and void and of no force and effect against the holders of the Senior Indebtedness. In foreclosing or realizing on the security interests granted in favor of the holders of the Senior Indebtedness in the Collateral, so long as the Senior Creditor acts in a commercially reasonable manner, the Senior Creditor may proceed in any manner which the Senior Creditor, in its sole discretion, shall choose, even though a higher price might have been realized if the Senior Creditor had proceeded to foreclose or realize on its security interests in another manner.

  8.  Right to Amend, etc.  The holders of the Senior Indebtedness shall have
      --------------------
the right, in their sole discretion (and without in any way diminishing or altering their rights hereunder or the subordination provisions contained herein), to modify, amend, waive or release any of the terms of the Credit Agreement, the Financing Agreements or the Senior Indebtedness or of any other document relative thereto and to exercise or refrain from exercising any powers or rights which it may have thereunder; provided that in no event shall the
                                        --------
Financing Agreements or the Refinanced Financing Agreements contain any provision that would (i) directly prohibit the Credit Parties from making payments in respect of the Subordinated Indebtedness in any manner which is not already specifically prohibited by this Agreement or directly prohibit the amendment of any instrument or agreement evidencing Subordinated Indebtedness except as provided in Section 6 hereof, (ii) extend the maturity of any Senior Indebtedness to a date that is beyond the maturity date of the Subordinated Indebtedness without the consent of the holders of a majority of the Subordinated Indebtedness, (iii) cause the maximum principal amount of the Senior Indebtedness to exceed $65,000,000 at any time, or (iv) amend the definition of Collateral set forth in the Existing Credit Agreement except as may be necessary to conform to amendments to the Uniform Commercial Code.

  9.  Further Assurances.  The Credit Parties and the Subordinated Creditors for
      ------------------
themselves and their respective successors and assigns, agree to execute and deliver to the Senior Creditor, at the expense of the Credit Parties, such further documents and instruments and to take such further action as the Senior Creditor may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

  10.  Notices.  All notices and other communications hereunder shall be in
       -------
writing and shall be personally delivered or mailed by first class mail, postage prepaid, as follows:

       (a) If to the Subordinated Creditors:

          to such party at its address set forth on Annex 1 attached

                (b)  If to the Credit Parties:

                         Clean Harbors, Inc.
                         1501 Washington Street
                         Braintree, Massachusetts  02185
                         Attention:  Chief Financial Officer
                         Fax no. (781) 848-1632

                with a copy to:

                         Davis, Malm & D'Agostine, P.C.
                         One Boston Place
                         Boston, MA  02108
                         Attention: C. Michael Malm
                         Fax no. (617) 305-3103

                (c)  If to the Senior Creditor:

                         Congress Financial Corporation (New England)
                         One Post Office Square, Suite 3600
                         Boston, MA  02109
                         Attention: Marc Swartz, Senior Vice President Fax No. (617) 338-1497

                with a copy to:

                         Brown, Rudnick, Freed & Gesmer
                         One Financial Center
                         Boston, MA  02111
                         Attention:  Jeffery L. Keffer
                         Fax No. (617) 856-8201

or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other parties hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.

  11.  Successors: Continuing Effect. etc.  This Agreement is being entered into
       -----------------------------------
for the benefit of, and shall be binding upon, the holders of the Senior Indebtedness and the holders of the Subordinated Indebtedness and their respective successors and assigns. This Agreement shall be a continuing agreement and shall be irrevocable and shall remain in full force and effect so long as there is both Senior Indebtedness (including, if applicable, any portion of the Senior Creditors commitment or obligation to make loans, extend credit or issue or honor Letter of Credit Accommodations issued under the Credit Agreement) and Subordinated Indebtedness outstanding.

  12.  Credit Agreement.  Notwithstanding any other provision of this
       ----------------
Subordination Agreement, the rights of the holders of the Senior Indebtedness are subject to the provisions of the Credit Agreement. Unless the context shall so otherwise clearly indicate, the terms "holder of Senior Indebtedness" and "holders of Senior Indebtedness," as used herein shall be deemed to include the Senior Creditor and any successor or assign thereof acting pursuant to the Credit Agreement.

  13.  Miscellaneous.  In case any provision in this Agreement shall be invalid,
       -------------
illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.



                      SIGNATURES APPEAR ON THE NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

                         CLEAN HARBORS, INC.

                             /s/ Stephen H. Moynihan
                         By: __________________________
                             Name:Stephen H. Moynihan
                             Title:Senior Vice President

                         CLEAN HARBORS ENVIRONMENTAL SERVICES, INC.

                             /s/ Stephen H. Moynihan
                         By: __________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         CLEAN HARBORS OF BRAINTREE, INC.

                            /s/ Stephen H. Moynihan
                         By:__________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         CLEAN HARBORS OF NATICK, INC.

                            /s/ Stephen H. Moynihan
                         By:__________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         CLEAN HARBORS SERVICES, INC.

                            /s/ Stephen H. Moynihan
                         By:___________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         MURPHY'S WASTE OIL SERVICE, INC.

                            /s/ Stephen H. Moynihan
                         By:___________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         CLEAN HARBORS KINGSTON FACILITY CORPORATION

                            /s/ Stephen H. Moynihan
                         By:___________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         CLEAN HARBORS OF CONNECTICUT, INC.

                            /s/ Stephen H. Moynihan
                         By:___________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         MR. FRANK, INC.

                            /s/ Stephen H. Moynihan
                         By:___________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         SPRING GROVE RESOURCE RECOVERY, INC.

                             /s/ Stephen H. Moynihan
                         By: __________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         HARBOR MANAGEMENT CONSULTANTS, INC.

                            /s/ Stephen H. Moynihan
                         By:___________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         CLEAN HARBORS OF BALTIMORE, INC.

                              /s/ Stephen H. Moynihan
                         By:  __________________________
                            Name:Stephen H. Moynihan
                            Title:Senior Vice President

                         JOHN HANCOCK LIFE INSURANCE COMPANY

                             Steven J. Blewitt
                         By: __________________________
                             Name:Steven J. Blewitt
                             Title:Managing Director

                         JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

                             /s/ Steven J. Blewitt
                         By: __________________________
                             Name:Steven J. Blewitt
                             Title:Authorized Signatory

                         SIGNATURE 4 LIMITED

                         By: John Hancock Life Insurance Company,
                             as Portfolio Advisor

                             /s/ Steven J. Blewitt
                         By: __________________________
                             Name:Steven J. Blewitt
                             Title:Managing Director

                         SIGNATURE 5, L.P.

                         By: John Hancock Life Insurance Company,
                             as Portfolio Advisor

                             /s/ Steven J. Blewitt
                         By: __________________________
                             Name:Steven J. Blewitt
                             Title:Managing Director

                         SPECIAL VALUE BOND FUND, LLC

                         By: SVIM/MSM, LLC
                             as Manager

                         By: TENNENBAUM & CO., LLC
                             as Managing Member of the Manager

                             /s/ Michael E. Tennenbaum
                         By: _______________________________
                             Name:  Michael E. Tennenbaum
                             Title:  Member

                         ARROW INVESTMENT PARTNERS

                         By:  Grandview Capital Management, LLC,
                              Investment Manager

                              /s/ Robert E. Sydow
                         By:  _______________________________
                              Name:  Robert E. Sydow
                              Title:  President


                         BILL AND MELINDA GATES FOUNDATION

                         By:  Grandview Capital Management, LLC,
                              Investment Manager

                              /s/ Robert E. Sydow
                         By:  _______________________________
                              Name:  Robert E. Sydow
                              Title:  President


                         CONGRESS FINANCIAL CORPORATION
                         (NEW ENGLAND)


                            /s/ Edward Shifman
                         By:____________________________
                            Name:Edward Shifman
                            Title:Senior Vice President

                                  SCHEDULE A

                             PERMITTED PREPAYMENTS

    Subject to the conditions set forth in Section 2.6(a)(ii) of this Agreement, the Credit Parties may make prepayments of principal and accrued interest on the Senior Subordinated Notes; provided, that, (i) the Credit Parties shall give
                           --------  ----
Senior Creditor not more than sixty (60) days nor less than thirty (30) days prior notice of any such prepayment, (ii) on each of the sixty (60) consecutive days prior to the making of any such prepayment and on the date thereof after giving effect thereto, the Credit Parties shall maintain Excess Availability (as defined under the Existing Credit Agreement) of not less than $2,500,000, (iii) prior to making any such prepayment the Credit Parties shall have repaid at least $9,000,000 of principal on the Term Loan B (as defined in the Existing Loan Agreement) and (iv) the Credit Parties shall make such prepayment only from the following sources: (a) fifty percent (50%) of Excess Cash Flow (as defined below) or (b) 100% of the net proceeds from the issuance of equity securities by Parent. For purposes hereof, Excess Cash Flow shall mean EBITDA (as defined in the Existing Loan Agreement) of the Credit Parties for the prior twelve consecutive month period less (1) all capital expenditures made by the Credit Parties during such period that are paid in cash and not financed with indebtedness other than the Loans (as defined in the Existing Loan Agreement),
(2) the amount of income, real estate, franchise and like taxes paid or withheld by the Credit Parties during such period, (3) payments and prepayments on indebtedness for borrowed money by the Credit Parties during such period and (4) interest expense paid in cash by the Borrowers during such period.